Exhibit 99.1

Westlake Significantly Expands its Presence in the Growing North American Home Construction Materials Markets by Acquiring Boral’s North American Building Products Businesses

•	Westlake Chemical Corporation will acquire Boral Ltd.’s North American building products businesses for $2.15 billion

•	Acquisition will nearly double Westlake’s building products business by adding leading brands in the premium roofing; siding, trim and shutters; decorative stone; and windows business in North America

•	Additional product lines will broaden Westlake’s footprint into the fast-growing housing markets in North America

HOUSTON – June 20, 2021 – Westlake Chemical Corporation (NYSE: WLK) today announced that it has entered into a definitive agreement with Boral Industries Inc., a wholly owned subsidiary of Boral Limited (ASX: BLD), under which Westlake will acquire Boral’s North American building products businesses in roofing; siding, trim and shutters; decorative stone; and windows for $2.15 billion in an all-cash transaction. The proposed transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the second half of 2021, subject to the receipt of regulatory clearance as well as other customary closing conditions.

The combination of Westlake’s leading building products with Boral’s product lines creates a stronger business with significantly increased scale, greater product and geographical diversity, and enhanced growth prospects throughout the North American building products market. Westlake expects the proposed transaction to be accretive to its earnings in the first full year of combined operations and expects cost synergies of approximately $35 million per year.

Boral’s North American building products businesses employ approximately 4,600 employees at 29 manufacturing sites in the United States and Mexico. Boral’s North American building products businesses generated revenues in excess of $1 billion during the fiscal year ended June 30, 2020.

“This transaction will bring well-established and high-quality architectural solutions and premium product brands in roofing; siding, trim and shutters; decorative stone; and windows to complement our existing businesses, including Royal Building Products’ siding, trim and molding, DaVinci composite roofing, NAPCO Pipe and Fittings, and specialty PVC compounding business,” said Westlake President and Chief Executive Officer, Albert Chao. “The combination of Boral North America’s product lines with Westlake’s building products businesses will greatly expand our housing-related building products business and extend our presence in North America. We look forward to welcoming the Boral employees to the Westlake family and realizing the tremendous opportunities to grow the combined businesses.”

Transaction Details

Westlake will purchase Boral’s building products businesses for $2.15 billion in cash. The purchase price is subject to customary adjustments, including working capital adjustments.

The proposed transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Deutsche Bank Securities Inc. is acting as financial advisor and Baker Botts L.L.P. is acting as legal counsel to Westlake. BofA Securities is acting as financial advisor and Alston & Bird LLP is acting as legal counsel to Boral.

Conference Call and Webcast

Westlake will hold a conference call to discuss the proposed transaction at 10:00 a.m. Eastern Time on Monday, June 21, 2021. To access the conference call through a live audio webcast, visit Westlake’s Investor Relations page at https://investors.westlake.com/events-and-presentations/default.aspx. The conference call also can be accessed by dialing (855) 760-8160 or (704) 288-0624 for international callers and referencing access code 2963369. Participants should dial in approximately 15 minutes before the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Westlake’s Investor Relations page, or by dialing (855) 859-2056 or (404) 537-3406 for international callers. The access code is 2963369. Archived replays of the live webcast will be available on Westlake’s Investor Relations page beginning approximately two hours after the call and will be available until Monday, June 28, 2021 at 11:59 p.m. Eastern Time.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from building products and infrastructure materials, to packaging and healthcare products, to automotive and consumer goods. For more information, visit the company’s web site at www.westlake.com.

About Boral Limited

Boral is an international building products and construction materials group. In Australia, Boral is the largest integrated construction materials supplier, producing and selling a broad range of construction materials, including quarry products, cement, fly ash, concrete, asphalt and recycled materials, as well as timber, roofing and masonry products. In North America Boral has leading fly ash and building products businesses including roofing, manufactured stone products, lightweight trim and siding, and windows. Employing around 17,500 employees and contractors, Boral’s operations span some 650 operating and distribution sites in Australia and North America.

Contacts

Media Relations – L. Benjamin Ederington – 1-713-585-2900

Investor Relations – Steve Bender – 1-713-585-2900

Forward-Looking Statements

The statements in this release that are not historical statements, including statements regarding the integration of Boral’s building products businesses, the expected benefits of the proposed transaction, including expected synergies and accretion, the expected timing of closing and whether required regulatory approval will be obtained, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond Westlake’s control. Actual results could differ materially, based on factors including, but not limited to: the timing to consummate the proposed transaction; the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise does not occur; the risk that HSR approval is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating Boral’s operations and the ultimate outcome of Westlake’s operating efficiencies applied to Boral’s products and services; the effects of the proposed transaction, including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of Westlake to realize such synergies and other benefits; results of litigation, settlements, and investigations; and other risks and uncertainties described in Westlake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) in February 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC in May 2021, recent Current Reports on Form 8-K filed by Westlake, and other SEC filings. These filings also discuss some of the important risk factors identified that may affect Westlake’s business, results of operations and financial condition. Westlake undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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